UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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McEwen Mining Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MCEWEN MINING INC.
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
MAY 25, 2017

The annual meeting of the shareholders of McEwen Mining Inc. will be held at the TMX Broadcast Centre Gallery, The Exchange Tower, 130 King Street West, Toronto, Ontario, Canada M5X 1J2, Toronto, Ontario on May 25, 2017 at 4:00 p.m. Eastern Time. The meeting will be held for the following purposes:

(1)                                 To elect nine (9) directors to serve on our Board of Directors until the next annual meeting of shareholders and until their successors are elected and qualified;

(2)                                 To vote, in accordance with the rules of the New York Stock Exchange, upon a proposal to approve the issuance to Robert R. McEwen, Chairman and Chief Executive Officer of McEwen Mining, of 405,740 shares of our common stock in connection with a proposed acquisition, which together with other shares of our common stock to be issued to him in connection with that transaction, represent an amount in excess of 1% of the number of our shares of common stock outstanding on April 10, 2017;

(3)                                 To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2017; and

(4)                                 To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on April 10, 2017 as the record date for the determination of the holders of our stock entitled to notice of, and to vote at, the meeting. Accordingly, only shareholders of record on our books at the close of business on that date will be entitled to notice of and to vote at the meeting and any adjournment and postponement thereof.

Your vote is extremely important. We appreciate you taking the time to vote promptly. After reading the proxy statement, please vote, at your earliest convenience, by telephone or Internet, or request a proxy card to complete, sign and return by mail. If you decide to attend the annual meeting and would prefer to vote by ballot, your proxy will be revoked automatically and only your vote at the annual meeting will be counted. YOUR SHARES CANNOT BE VOTED UNLESS YOU VOTE BY: (i) TELEPHONE, (ii) INTERNET, (iii) REQUESTING A PAPER PROXY CARD, TO COMPLETE, SIGN AND RETURN BY MAIL, OR (iv) ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON. Please note that all votes cast via telephone or the Internet must be cast prior to 1:00 a.m. Eastern Time on May 25, 2017.

By Order of the Board of Directors
Toronto, Ontario April , 2017	ROBERT R. MCEWEN Chairman and Chief Executive Officer

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why did I receive these proxy materials?

We are providing these proxy materials in connection with the solicitation by the Board of Directors (the “Board”) of McEwen Mining Inc. (“we,” “our,” “us,” or the “Company”) of proxies to be voted at our annual meeting of shareholders to be held on Thursday, May 25, 2017, at 4:00 p.m., Eastern Time, in the TMX Broadcast Centre Gallery, located in the Exchange Tower at 130 King Street West, Toronto, Ontario, Canada M5X 1J2, and any adjournment or postponement thereof (the “Annual Meeting”). The Notice of Annual Meeting of shareholders and this proxy statement and a proxy or voting instruction card are being mailed or made available to shareholders starting on or before April     , 2017.

What am I being asked to vote on at the Annual Meeting?

You are being asked to vote upon:

•	the election of nine nominees for directors to hold office until the 2018 annual meeting of shareholders and until their successors are duly elected and qualified;

•

the approval, as required by New York Stock Exchange (“NYSE”) Listed Company Rule (“NYSE rules”) 312.03(b), of the issuance of 405,740 shares of our common stock (the “McEwen Shares”) to Robert R. McEwen upon conversion of the subscription receipts issued in connection with the proposed acquisition of Lexam VG Gold Inc.;

•	the ratification of the selection by the audit committee of the Board of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2017; and

•	any other business that may properly come before the meeting.

Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?

We distribute our proxy materials to shareholders via the Internet under the “Notice and Access” approach permitted by rules of the Securities and Exchange Commission (“SEC”). This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. On or before April     , 2017, we mailed a Notice of Internet Availability of Proxy Materials to shareholders, containing instructions on how to access the proxy materials on the Internet to vote your shares over the Internet or by telephone or to request a paper copy of the proxy materials and proxy card. You will not receive a printed copy of the proxy materials unless you request them. If you would like to receive a printed copy of our proxy materials, including a printed proxy card on which you may submit your vote by mail, then you should follow the instructions for obtaining a printed copy of our proxy materials contained in the Notice of Internet Availability of Proxy Materials.

What do I need to do to attend the Annual Meeting?

Admission to the Annual Meeting is limited to shareholders as of the close of business on April 10, 2017 and their authorized proxy holders. If you hold your shares in your name as a shareholder of record and you plan to attend the Annual Meeting, you will need picture identification. If your shares are held in the name of a broker, bank or other holder of record  and you plan to attend the Annual Meeting, you must present proof of your ownership of our stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting. In each case, you or your proxy must have a valid government-issued photo identification to be admitted to the Annual Meeting.

For directions to the annual meeting, please write to Corporate Secretary, McEwen Mining Inc., 150 King Street West, Suite 2800, Toronto, Ontario M5H 1J9 or call (866) 441-0690, or see directions on the Notice.

Who is entitled to vote at the Annual Meeting?

Holders of our common stock at the close of business on April 10, 2017 are entitled to receive the Notice of Annual Meeting of shareholders and to vote their shares at the Annual Meeting. As of that date, there were      shares of our common stock outstanding and entitled to vote. Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

What is the difference between holding shares as a shareholder of record and as a beneficial owner?

If your shares are registered in your name with our transfer agent, Computershare, you are the “shareholder of record”

of those shares. The Notice of Annual Meeting of shareholders and this proxy statement and any accompanying materials have been provided directly to you by us.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of those shares, and the Notice of Annual Meeting of shareholders and this Proxy Statement and any accompanying documents have been provided to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting by telephone or on the Internet.

How do I vote?

You may vote using any of the following methods:

•	By Internet: You can vote over the Internet at www.envisionreports.com/MUX by following the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card.

•	By Telephone: You can vote over the telephone by following the instructions in the Notice of Internet Availability of Proxy Materials or on the proxy card.

•

By Mail: If you have requested or received a proxy or voting instruction card by mail, you can vote by completing, signing and dating the accompanying proxy or voting instruction card and returning it in the prepaid envelope. If you are a shareholder of record and return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors.

•

At the Annual Meeting: Shareholders who attend the Annual Meeting may vote in person at the Annual Meeting. You may also be represented by another person at the Meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot to be able to vote at the Annual Meeting.

Internet and telephone voting facilities for shareholders of record will be available 24 hours a day until 1:00 a.m., Eastern Time, on May 25, 2017. The availability of Internet and telephone voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. We therefore recommend that you follow the voting instructions in the materials you receive. If you vote by Internet or telephone, you do not have to return your proxy or voting instruction card.

Your vote is important. You can save us the expense of a second mailing by voting promptly.

What can I do if I change my mind after I vote?

Submitting your proxy over the Internet, by telephone or by executing and returning a printed proxy card will not affect your right to attend the Annual Meeting and to vote in person. Presence at the Annual Meeting of a shareholder who has submitted a proxy does not in itself revoke a proxy. If you are a shareholder of record, you can revoke your proxy before it is exercised by:

•	giving written notice to the Corporate Secretary of the Company;

•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or on the Internet, in a timely manner; or

•	voting by ballot at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.

What is “householding” and how does it affect me?

We have adopted a procedure, approved by the SEC, called “householding.” Under this procedure, shareholders of record who have the same address and last name and receive paper copies of the proxy materials will receive only one copy of our proxy statement and annual report to shareholders, unless we are notified that one or more of these shareholders wishes to continue receiving individual copies. Householding conserves natural resources and reduces our distribution costs. Shareholders who participate in householding will continue to receive separate proxy cards.

Upon request, we will promptly deliver a separate copy of the proxy statement and annual report to any shareholder at a shared address to which a single copy of each document was delivered. For future deliveries of proxy statements and annual reports to shareholders, shareholders may also request us to deliver multiple copies at a shared address to which a single copy of each document was delivered. Shareholders sharing an address who are currently receiving multiple copies of the proxy statement and annual report to shareholders may also request delivery of a single copy upon request. Shareholders may notify us of their requests orally or in writing by contacting Corporate Secretary, McEwen Mining Inc., 150 King Street West, Suite 2800, Toronto, Ontario M5H 1J9 or call (866) 441-0690.

If you are a beneficial owner, you can request information about householding from your broker, bank or other holder of record.

Can I access the proxy materials and the 2016 annual report on the Internet?

The Notice of Annual Meeting of shareholders and this proxy statement and our 2016 annual report on Form 10-K are available at http://www.envisionreports.com/MUX.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker does not have discretionary authority to vote. This is called a “broker non-vote.” In these cases, the broker can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under the rules of the NYSE.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority under NYSE rules to vote your shares on the ratification of the appointment of Ernst & Young LLP, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors or the approval of the issuance of the McEwen shares to Mr. McEwen, in which case a broker non-vote will occur and your shares will not be voted on these matters.

What is a quorum for the Annual Meeting?

A quorum is the minimum number of shares of our common stock that must be represented in person or by proxy to legally convene the Annual Meeting.  The presence in person or by proxy of the holders of stock representing at least one-third of the voting power of all shares of our stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this proxy statement?

Proposal	Vote Required
1. Election of directors	Plurality, subject to resignation under Majority Voting Policy if votes “withheld” greater than votes “for”

2. Approval of issuance of the McEwen shares of Robert McEwen

Affirmative vote of the holders of a majority of the votes cast at the meeting and the affirmative vote of a majority of the votes cast by the disinterested shareholders of our company, meaning a majority of the votes cast by shareholders other than Mr. McEwen and his affiliates

3. Ratification of the appointment of Ernst & Young LLP	Majority of votes cast at the annual meeting

Election of Directors; Majority Vote Policy

Directors are elected by a plurality of the votes cast at the Annual Meeting (assuming a quorum is present), subject to our Majority Voting Policy. The Any shares not voted at the Annual Meeting, whether due to abstentions, broker non-votes or otherwise, will have no impact on the election of the directors.

Pursuant to our Majority Voting Policy, in the absence of a contested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election must promptly tender his or her resignation to the Board. The Nominating and Governance Committee of our Board (or, under certain circumstances, another committee appointed by the Board) will promptly consider that resignation and will recommend to the Board whether to accept the tendered resignation or reject it based on all relevant factors. The Board must then act on that recommendation no later than 90 days following the date of an Annual Meeting of shareholders. Within four days of the Board’s decision, we must disclose the decision in a Current Report on Form 8-K filed with the SEC that includes a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation.

Approval of the Proposed Issuance of the McEwen shares to Mr. McEwen in connection with the Proposed Acquisition of Lexam VG Gold

The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting and the affirmative vote of the holders of a majority of the votes cast by the disinterested shareholders of our company, meaning a majority of the votes cast by shareholders other than Mr. McEwen and his affiliates (in each case assuming that a quorum is present).  Under the NYSE rules, abstentions are considered “votes cast” for the purpose of determining whether a majority of “votes cast” are in favor of the proposal, and accordingly are counted as votes against the proposal.

Ratification of the Appointment of Ernst & Young LLP

The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting (assuming a quorum is present) is required for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017. Abstentions and broker non-votes will have no effect on the outcome of this proposal.

How will my shares be voted at the Annual Meeting?

If you submit your proxy over the Internet or by telephone, or you request a printed proxy card and properly execute and return the proxy card by mail, then the persons named as proxies will vote the shares represented by your proxy according to your instructions. If you request a printed proxy card, and properly execute and return the proxy card by mail, but do not mark voting instructions on the proxy card, then the persons named as proxies will vote:

•	FOR the election of each of the nominees for director;

•	FOR the proposal to issue the McEwen Shares to Mr. McEwen; and

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017.

Could other matters be decided at the Annual Meeting?

Other than the election of directors, the proposal to issue the McEwen Shares to Mr. McEwen and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017, the Board knows of no other matters to be presented at the Annual Meeting. However, if you return your signed and completed proxy card or vote by telephone or on the Internet and any other business or matters properly shall come before the Annual Meeting, then the persons named as proxies in the form of proxy will vote the shares represented by each proxy in accordance with their judgment on such matters.

Who will pay for the cost of this proxy solicitation?

We will pay the cost of soliciting proxies. Proxies may be solicited on our behalf by our directors, officers or employees in person or by telephone, mail, electronic transmission and/or facsimile transmission. We will also reimburse brokers and other nominees for their reasonable expenses in communicating with the persons for whom they hold our common stock.

Who will count the votes?

Representatives of our transfer agent, Computershare, will tabulate the votes and act as inspectors of election.

PROPOSAL FOR
 ELECTION OF DIRECTORS

(Proposal 1 on Proxy Card)

The Board of Directors currently consists of eight members, all of whom have been nominated to serve until the next annual meeting of shareholders and until their successors are duly elected and qualified. In connection with the proposed acquisition of Lexam VG Gold Inc., discussed in more detail in connection with Proposal 2, our Board of Directors has decided to increase the size of the Board and has nominated Robin Dunbar to fill the vacancy created by that increase.  The nine nominees have indicated that they are willing and able to serve as directors if elected.  If any of the nominees becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board of Directors.  In the event the proposed acquisition of Lexam VG Gold is not completed for any reason, the nomination of Mr. Dunbar to our Board will be withdrawn and any votes in his favor will have no effect.

Directors and Executive Officers

The following table reflects our directors and officers as of the date of this proxy statement:

Name	Age	Positions With the Company	Board Position Held Since
Robert R. McEwen	66	Chairman of the Board and Chief Executive Officer	2005
Allen V. Ambrose(1)(2)(3)	60	Director	2012
Michele L. Ashby(1)(3)	61	Director	2005
Leanne M. Baker(2)(4)	64	Director	2005
Richard W. Brissenden(3)(4)	72	Director	2012
Gregory P. Fauquier(1)(3)	66	Director	2014
Donald R. M. Quick(3)	65	Director	2012
Michael L. Stein(4)	66	Director	2012
Xavier Ochoa	48	President and Chief Operating Officer	—
Andrew Elinesky	40	Senior Vice President and Chief Financial Officer	—
Donald Brown	59	Senior Vice President, Projects	—
Nathan Stubina	58	Managing Director	—
Simon Quick	30	Vice President, Projects	—
Andrew Iaboni	35	Vice President, Finance	—
Carmen Diges	46	General Counsel	—

(1)                                 Member of the Compensation Committee.

(2)                                 Member of the Nominating & Corporate Governance Committee.

(3)                                 Member of the Environmental, Health & Safety Committee.

(4)                                 Member of the Audit Committee.

All of our directors named above except Mr. McEwen and Dr. Quick are independent as defined under the NYSE Rules.

The following information summarizes the recent (at least five years) business experience of our officers and directors and the person nominated to be a director:

Our Directors

Robert R. McEwen.  Mr. McEwen became the Chairman of our Board of Directors and our Chief Executive Officer on August 18, 2005. Prior to our acquisition of Minera Andes in January 2012, Mr. McEwen was also Executive Chairman, President, Chief Executive Officer (from June 2009) and Director (from August 2008) of that entity. Minera Andes was a gold and silver producer and copper exploration company with securities formerly traded on the Toronto Stock Exchange (“TSX”) and the OTC Bulletin Board. We completed the acquisition of Minera Andes in January 2012. From 1994 to December 2010, Mr. McEwen also served as Chairman and Chief Executive Officer of Lexam Explorations Inc. (“Lexam”). Lexam combined with VG Gold Corp. in 2011 and is now known as Lexam VG Gold Inc. (“Lexam VG Gold”). Mr. McEwen is Non-Executive Chairman of Lexam VG Gold, which securities trade on the TSX and which owns a portfolio of precious metals exploration properties in Canada. He was the Chief Executive Officer of Goldcorp Inc. from June 1986 until February 2005 and the Chairman of that company from 1986 to October 2005. Goldcorp is engaged in the business of exploring for and producing gold and other precious metals. The securities of Goldcorp are traded on the TSX and NYSE. Our Board believes that Mr. McEwen’s 30 years of experience in the mining industry, and particularly the experience he developed by guiding Goldcorp Inc. from a start-up into a senior gold producer, provides Mr. McEwen with the desired skills, attributes and qualifications to serve as a member of our Board.

Allen V. Ambrose.  Mr. Ambrose has over three decades of experience in the mining industry, including work with large companies as well as junior exploration companies. A founder of Minera Andes, he was a director from November 1995 until its combination with McEwen Mining in January 2012. Mr. Ambrose also served as President and Chief Executive Officer of Minera Andes from 1995 until June 2009. Mr. Ambrose has extensive experience in all phases of exploration, project evaluation and project management, and has worked as a geologic consultant in the US and South America. As a consultant, he was a co-discoverer of a Venezuelan auriferous massive sulfide deposit acquired by Gold Reserve Corporation, and known generally as the Brisas deposit. He formerly was employed as exploration manager for N.A. Degerstrom Inc., a US contract mining company, and has worked as a geologist for Cyprus Minerals, Kidd Creek Mines, Molycorp, Boise Cascade and Dennison Mines. He holds a BS in Geology from Eastern Washington University and attended graduate school. The board believes that Mr. Ambrose’ experience as a geologist, significant understanding and experience with our Argentine assets, and knowledge of the mining industry provide the requisite skills and qualifications to serve as a member of our Board.

Michele L. Ashby.  Ms. Ashby is founder and owner of Ashby Investments LLC, a financial advisory firm providing executive business consulting and financial guidance, a position that she has occupied since June 2012. She also serves as a director at Lithium X Energy Corp., a British Columbia corporation with securities traded on the TSX Venture Exchange (“TSX-V”), a position she has held since January 2016.  From January until August 2016, she also served as a Chair of Vistage Worldwide, Inc., a Delaware corporation engaged in executive coaching, leadership development and business mentoring. From January 2014 until December 2015, Ms. Ashby worked as an Executive Consultant with McGhee Productivity Solutions, a Denver based consultancy group which serves Fortune 100 companies in leadership, management, and strategic training programs.  She is also the former Chief Executive Officer and founder of MiNE, LLC, a Colorado limited liability company which acted as an intermediary for natural resources and energy companies to the institutional investment community. She occupied that position from July 2005 to September 2013. From January 1988 to July 2005, she was the Chief Executive Officer and founder of Denver Gold Group Inc., a Colorado not-for-profit corporation organized and operated as a trade association for the mining industry. In that capacity, she developed, marketed and organized annual conferences for participants in the industry and the investment community. From November 1983 to December 1995, she was a stockbroker and mining analyst with a regional investment banking firm located in Denver, Colorado. Ms. Ashby graduated magna cum laude with a degree in finance from Regis University. Our Board believes that Ms. Ashby’s 25 years in the finance industry emphasizing the mining sector, and her diverse interaction with executives of mining companies located around the world, provide her with the appropriate skills and experience to serve as a member of our Board.

Leanne M. Baker.  Dr. Baker is the former President and Chief Executive Officer of Sutter Gold Mining Inc., a corporation with securities traded on the TSX-V and the OTCQX, a position she occupied from November 2011 to July 2013. Dr. Baker continues to serve as a director of Sutter Gold Mining Inc. From January 2002 to October 2011, she was Managing Director of Investor Resources LLC, consulting for the mining and financial services industries. Prior to that, she was an equity research analyst and Managing Director with Salomon Smith Barney from 1990 to 2001, where she helped build a research and investment banking franchise in the metals and mining sectors. She is a director of Agnico Eagle Mines Ltd., a company with securities traded on the TSX and NYSE, and with Reunion Gold Corporation, formerly known as New Sleeper Gold Corporation, with securities traded on the TSX-V. Dr. Baker has a Master of Science degree and a Ph.D. in mineral economics from the Colorado School of Mines. Our Board believes that Dr. Baker’s background in corporate finance and mineral economics, as well as her experience in corporate governance from serving as a director of other mining companies, provides the requisite skills and qualifications as a member of our Board.

Richard. W. Brissenden.  Mr. Brissenden is a Chartered Professional Accountant (Ontario) and a graduate from the Director’s Education Program of the Institute of Corporate Directors with an ICD.D designation, with more than 30 years of experience in the mining and exploration sector. Since December 2013, Mr. Brissenden has been a director of Banro Corporation, a Canadian gold mining company with securities traded on the TSX and NYSE MKT, and has served as its Chairman (May 2014 — January 2015; January 2016 — Present) and its Executive Chairman (January 2015 — December 2015).  He also serves as a director for Lexam VG Gold Inc. (since January 2011). He previously served as a board member and executive of numerous companies in the mining and mineral exploration sector. The Board believes that Mr. Brissenden’s significant financial experience as a chartered accountant and member of numerous public company audit committees, as well as significant understanding and experience of the mining industry, provides the requisite skills and qualifications to serve as a member of our Board.

Gregory P. Fauquier.  Mr. Fauquier is a mining engineer with a broad range of management skills covering both mine and process operations, as well as development, together with experience in both open pit and underground operations. From 2002 to 2013, Mr. Fauquier was employed as the Global Managing Director for Hatch Ltd., a consulting engineering and project implementation company, where he was responsible for mining and mineral processing, as well as Hatch’s operational services worldwide. Prior to his employment at Hatch, Mr. Fauquier held positions with Barrick as their Senior Vice President for Operations, with Rio Tinto as General Manager of the Flambeau Mining Company, also with Rio Tinto as Mine Manager for their Kennecott Bingham Canyon Mine in Utah as well as their Palabora Mine in South Africa. Mr. Fauquier holds a B.Sc. Mining degree from Queen’s University. The Board believes that Mr. Fauquier’s nearly four decades of operations and development experience in the mining industry, provides the requisite skills and qualifications to serve as a member of our Board.

Donald R. M. Quick.  Dr. Quick served as a director of CSA Management from 1996 until 2000, at which time it merged with Goldcorp Inc. Between 2000 and 2006, Dr. Quick was also a member of the board of directors of Goldcorp Inc. Dr. Quick was a member of the board of directors of Minera Andes from 2008 until it merged with US Gold Corporation in 2012, to become McEwen Mining. Prior to 2003, Dr. Quick was in private practice as a chiropractor. Our Board believes that Dr. Quick’s background and experience as a corporate director in the mining sector provides the requisite skills and qualifications to serve as a member of our Board. Dr. Quick is the father of Simon Quick, who is an officer of the Company. Dr. Donald Quick abstained from any participation in the nomination or appointment of Simon Quick as an executive officer. As a result of the appointment of Simon Quick, Dr. Donald Quick was no longer considered to be independent under the NYSE Rules, and he consequently resigned from his positions on the compensation and governance committees of our Board.

Michael L. Stein.  Mr. Stein has been Chairman and Chief Executive Officer of MPI Group Inc., a real estate development and investment company, since 1994. He also held the position of Chairman and Chief Executive Officer of the real estate investment and development company MICC Properties Inc. from 1987 until 2000. Between 1978 and 1987, Mr. Stein held progressively senior positions with The Mortgage Insurance Company of Canada, ultimately holding the position of Executive Vice-President responsible for operations. He is a founder and current Chairman of the Canadian Apartment Properties Real Estate Investment Trust (CAPREIT), Canada’s first TSX listed apartment REIT. In 2012, Mr. Stein was appointed to the board of directors of City Financial Investment Company Limited, a United Kingdom asset management company regulated by the Financial Conduct Authority and registered as an Investment Adviser firm with the SEC. Mr. Stein became a director of Cliffside Capital Ltd., a corporation with securities listed on the TSX-V in October 2013.  Since December 2013, he has served as a director of FirstService Corporation, a company with securities traded on the NASDAQ and TSX. Between 2000 and 2006, Mr. Stein was a member of the board of directors of Goldcorp Inc. Mr. Stein holds an engineering degree from the Israel Institute of Technology and an MBA in Finance and International business from Columbia University in New York. Our board believes that Mr. Stein’s substantial public company management and finance experience (including in the mining sector) provides the requisite skills and qualifications to serve as a member of our Board.

The following individual has been nominated as a director:

Robin Dunbar.  Mr. Dunbar has been involved in the mining industry since 1996 following 14 years in commercial and corporate banking in Canada. He has been a non-executive director of Lexam VG Gold since 2011.  Currently, he is President and Chief Executive Officer of Mustang Minerals Corp., an Ontario corporation with securities traded on the TSX-V.  Mustang has base and precious metal development projects in Manitoba and Ontario. Prior to his position with Mustang, he served as the Chief Financial Officer and a director of Aquila Resources Inc., an Ontario corporation with securities traded on the TSX, a position he held from 2003 to 2014.   Aquila owns exploration and development projects in Michigan and Wisconsin, in the United States. From 2006 to 2015, he was non-executive director of Western Areas Ltd, an Australian-based nickel producer with shares listed on the Australian Securities Exchange and exploration interests in North America, Europe and Asia. He received a B.A. from Western University and an M.B.A. from Dalhousie University.

Our Officers

In addition to Mr. McEwen (see biography above), the following serve as our executive officers as of the date of this proxy statement:

Xavier Ochoa (President and Chief Operating Officer). Mr. Ochoa was appointed Chief Operating Officer on September 6, 2016 and added the title of President on November 3, 2016. Prior to joining the Company, Mr. Ochoa served as a partner in JXE Consulting, a privately-held mineral consulting company based in Argentina with a focus on operations in Argentina, Uruguay, Peru, and Chile, a position he occupied from February 2016 until September 2016. As a partner with JXE Consulting, Mr. Ochoa consulted in the areas of project studies, permitting, and management, with particular expertise in remote site development and operations and strategic planning. From May 2014 until December 2015, Mr. Ochoa served as the Mine General Manager of the Cerro Negro Mine in San Juan, Argentina, which is owned by Goldcorp Inc. From

November 2012 until September 2013, Mr. Ochoa served as the General Manager at the Tintaya and Antapaccay Copper Mines in southern Peru, which are owned by Compañia Minera Antapaccay S.A., a wholly-owned subsidiary of Glencore plc, a public limited company organized under the laws of the Bailiwick of Jersey and headquartered in Switzerland, with securities traded on the London Stock Exchange (LSE). From April 2008 until November 2012, Mr. Ochoa served as the General Manager of the El Pachón copper project in Chile, which was owned by Xstrata plc, a public limited company organized under the laws of the United Kingdom and headquartered in Switzerland with securities formerly traded on the LSE and SIX Swiss Exchange. In 2013, Xstrata merged with Glencore. Mr. Ochoa holds a Bachelor of Science in Mining Engineering from the University of Arizona.

Andrew Elinesky (Senior Vice President and Chief Financial Officer).  Mr. Elinesky was appointed Senior Vice President and Chief Financial Officer on December 15, 2015. Previously, Mr. Elinesky served as Vice President, Argentina from April 2012 until his promotion. Mr. Elinesky started with our company as an Accounting Manager in April 2008 and served in that role until February 2010. Mr. Elinesky left us in February 2010 to work for Minera Andes Inc. as Controller, where he served from March 2010 to January 2012. Mr. Elinesky returned to our company in January 2012, when we acquired Minera Andes Inc. Mr. Elinesky served as Director-Projects, Argentina from January 2012 to April 2012 when he was promoted to Vice President, Argentina. Prior to joining our company, Mr. Elinesky worked in the United Kingdom for various multi-national companies including HJ Heinz Ltd. and Safetykleen UK Ltd. Mr. Elinesky holds a Bachelor of Science in Applied Accounting from Oxford Brookes University and is a Chartered Certified Accountant in the UK and a Certified General Accountant in Canada.

Donald Brown (Senior Vice President, Projects).  Mr. Brown was appointed Senior Vice President, Projects on August 29, 2016. Mr. Brown has a Bachelors degree in geotechnical engineering and a Masters degree in mining engineering both from the UK. Now with 35 years of worldwide international experience in major civil and mining project developments mostly with Bechtel as Construction Manager and Glencore as Vice President for Projects.  Mr. Brown is a Chartered Professional Engineer and has held several directorships during the course of his career.

Nathan Stubina (Managing Director).  Mr. Stubina was appointed Managing Director on July 15, 2014. From March 2014 until being promoted, Dr. Stubina was Vice President, Technology of the Company. From September 2013 until joining our company, Dr. Stubina was a Precious & Base Metals Analyst with Byron Capital Markets where he was responsible for leading research initiatives in the mining sector. From 2005 until joining Byron Capital Markets, Dr. Stubina was Senior Manager, R&D Process Development, with Barrick Gold Corporation, a Canadian gold mining corporation with securities traded on the NYSE and TSX and subsequently Manager, Barrick Technology Centre, also with Barrick Gold Corporation. Dr. Stubina holds a Ph.D. in Metallurgy and Materials Science from The University of Toronto as well as a Master of Engineering and a Bachelor of Engineering from McGill University. Dr. Stubina has nearly thirty years of experience in the mining industry.

Simon Quick (Vice President, Projects).  Mr. Quick was appointed Vice President, Projects on April 18, 2012. Mr. Quick has been with our company since January 2009. Mr. Quick began as Director-Projects, where he served from January 2009 to April 2012. Prior to 2009, Mr. Quick attended Bishop’s University where he received a degree in economics.

Andrew Iaboni (Vice President, Finance). Mr. Iaboni was appointed Vice President, Finance on December 15, 2015. He also serves [served] as Chief Financial Officer of Lexam VG Gold, where he spends a minor portion of his working time.  Mr. Iaboni served as Corporate Controller from 2013 until his current appointment and began his tenure with the company in 2010 in the capacity of Accounting and Tax Manager. Mr. Iaboni started his professional career with Ernst & Young LLP in 2004, followed by serving as the Finance Manager for B2Gold Corp. between 2007 and 2009. Mr. Iaboni holds a CPA and CA designation and graduated, with distinction, from the University of Toronto with a Bachelor of Commerce degree and Major in Economics.

Carmen Diges (General Counsel). Ms. Diges was appointed as General Counsel in August 2015.  Since at least 2011, she has been in private practice as a partner or principal of various law firms based in Toronto, Canada.  She holds a CFA Charter, a Master of Law (Tax) from Osgoode Hall Law School, a Bachelor of Law from Dalhousie Law School, as well as a Bachelor of Arts from the University of Toronto.

Our officers serve at the pleasure of the Board of Directors.

Vote Necessary to Approve Proposal 1

If a quorum is present at the meeting, directors are elected by a plurality of votes cast at the annual meeting (i.e., the nine candidates receiving the highest number of votes will be elected to the Board of Directors), subject to our Majority Voting Policy. Our Board has adopted a Majority Voting Policy whereby any nominee for director in an uncontested election (i.e., an election in which the number of nominees does not exceed the number of directors to be elected) who receives a greater number of votes “withheld” from his or her election than voted “for” such election will tender his or her resignation for consideration by the Nominating & Corporate Governance Committee. In such a circumstance, the Nominating & Corporate Governance Committee will recommend to our Board the action to be taken with respect to such offer of resignation. The Board is expected to act on such recommendation and disclose its decision within 90 days following the date of the annual meeting.

Shareholders do not have cumulative voting rights in the election of directors. You may vote for all of the nominees as directors or withhold your vote from any or all of the nominees as directors. The Board of Directors unanimously recommends a vote FOR all the director nominees listed above, and proxies received by the Board of Directors will be so voted in the absence of instructions to the contrary.

PROPOSAL FOR
THE ISSUANCE OF SHARES OF MCEWEN MINING COMMON STOCK
TO ROBERT R. MCEWEN

(Proposal 2 on Proxy Card)

Overview and Reason for Proposal

We are asking our shareholders to approve the issuance to Robert R. McEwen of 405,740 shares of our common stock in connection with the proposed acquisition of Lexam VG Gold, which, when aggregated with the shares of our common stock expected to be issued to him in connection with that transaction, represent an amount in excess of 1% of our outstanding common stock as of April 10, 2017. If for any reason the transaction is not completed, the vote on this proposal will have no effect.

On February 13, 2017, we entered into an Arrangement Agreement (the “Arrangement Agreement”) with Lexam VG Gold, a corporation existing under the laws of the Province of Ontario, Canada, in which we agreed to acquire all of the issued and outstanding common shares of Lexam (the “Arrangement”), subject to certain conditions. Among others, the Arrangement is subject to approval by the Ontario Superior Court of Justice (Commercial List) and by the shareholders of Lexam VG Gold. If the Arrangement is approved and the other conditions are satisfied, Lexam VG Gold will become our wholly-owned subsidiary.

Under the Arrangement Agreement and the related plan of arrangement, we have agreed to acquire all of the issued and outstanding common shares of Lexam VG Gold (the “Lexam Shares”) in exchange for shares of our common stock at a ratio of 0.056 of one of our shares for each Lexam Share. In addition, all issued and outstanding options to acquire Lexam Shares will be converted into options to purchase shares of our common stock at a ratio of 0.056 of one of our shares for each Lexam Share underlying each such Lexam option. The exchange ratio of 0.056 will not be adjusted for any subsequent changes in market prices of the Lexam Shares or our common stock prior to the closing of the Arrangement.

The special meeting of Lexam VG Gold to consider the proposal to approve the Arrangement is scheduled for April 12, 2017.  The Arrangement must be approved by at least 66-2/3% of the votes cast by Lexam VG Gold shareholders and by at least a majority of the votes cast on the proposal by the minority Lexam VG Gold shareholders, being all of the Lexam shareholders except its officers and directors.  The final hearing at the Ontario Superior Court of Justice (Commercial List) is scheduled on or about April 19, 2017.  At the hearing, the Court will consider, among other things, the fairness of the terms and conditions of the Arrangement and the rights and interests of every person affected.  If the Lexam VG Gold shareholders and the Court approve the Arrangement, a closing will be held shortly thereafter.  There is no assurance that the Arrangement will be approved by either the Lexam shareholders or the Court.

As of April 10, 2017, Robert R. McEwen owns     Lexam Shares. If the Arrangement is consummated, Mr. McEwen will be entitled to receive     shares of our common stock and subscription receipts entitling him to receive either 405,740 additional shares of our common stock or cash, depending upon whether this proposal is approved.  Because our common stock is listed on the NYSE, we are subject to the NYSE rules.  NYSE Rule 312.03(b) requires shareholder approval before we issue common stock in any transaction or series of related transactions, to a director, officer or substantial security holder of the listed company if the number of shares of common stock to be issued, or if the number of shares of common stock into which the securities may be convertible or exercisable, exceeds either 1% of the number of shares of common stock or 1% of the voting power outstanding before the issuance. Pursuant to the NYSE Rules, Mr. McEwen is considered a related party due to his position with our company.  The McEwen Shares to be issued to Robert R. McEwen in conversion for the subscription receipts, when added to the shares of our common stock to which he is entitled under the Arrangement Agreement, would exceed 1% of the number of shares of our common stock outstanding as of April 10, 2017. As a result, shareholder approval of this Proposal No. 2 is required in order to permit us to issue the McEwen Shares to Mr. McEwen in conversion of the subscription receipts.

Background of the Arrangement Agreement

The Arrangement Agreement was the result of arms-length negotiation between McEwen Mining and Lexam VG Gold.  By letter dated December 14, 2016, we proposed a merger between our company and Lexam VG Gold by way of a share exchange.  Mr. McEwen, in addition to being the Chairman and Chief Executive Officer of our company, is also the Non-Executive Chairman of Lexam VG Gold.  In his capacity with Lexam VG Gold, Mr. McEwen was aware of the administrative and regulatory burdens which Lexam faced as a result of its status as a smaller publicly-traded company.  This situation resulted in Lexam VG Gold paying a disproportionate amount of its working capital to comply with these regulatory requirements in the form of legal, accounting, engineering and other professional fees.  He also saw an opportunity for our company to acquire some attractive properties in which Lexam VG Gold has an interest.

Following discussion among our Board of Directors, we made a proposal to acquire Lexam.  Due to the interest of Mr. McEwen as an officer, director and significant shareholder in both our company and Lexam VG Gold, special committees comprised of independent members of the Boards of Directors of both companies were formed to consider the proposal.  Each special committee hired such financial and other advisers as they deemed necessary and appropriate and met with their advisers on several occasions.   The special committee of our Board of Directors hired Raymond James as its financial advisor.  Following numerous meetings with its advisers, the special committee of our Board of Directors unanimously recommended that the Arrangement Agreement be approved.

Following the recommendation of the special committee, our Board of Directors, in a unanimous vote of those directors participating, determined that the Arrangement Agreement and the Arrangement are advisable and fair to, and in the best interests of, our company and our shareholders, and approved the Arrangement Agreement. The Board of Directors was aware of the interest of Mr. McEwen in the transaction, and Mr. McEwen and Richard Brissenden, directors of each of McEwen Mining and Lexam, abstained from voting on the Arrangement and Arrangement Agreement because of their interests in Lexam. Among the reasons considered by the Board in making its recommendation were the following:

•                  The ability to add additional gold resources to our resource base from Lexam VG Gold’s properties in a premier geopolitically stable mining jurisdiction;

•                  The potential enhancement of our development and production pipeline by adding production from Lexam VG Gold’s Timmins property within 24 months; and

•                  The ability to add substantial exploration potential.

Effects of Issuing the McEwen Shares to Mr. McEwen

In order to satisfy the requirements of NYSE Rule 312.03(b), the consideration that would be payable to Mr. McEwen as a shareholder of Lexam VG Gold under the Arrangement Agreement was split into shares of our common stock and subscription receipts.  The amount of common stock that Mr. McEwen would be entitled to receive if the Arrangement is approved was calculated as the amount that would not exceed the 1% threshold established under the Rule.  The remaining consideration was structured as subscription receipts.  If this proposal is approved, the subscription receipts would automatically convert without any further action by us into 405,740 shares of our common stock, representing less than one percent of our stock outstanding as of April 10, 2017.  If we do not receive shareholder approval of this Proposal No. 2, the subscription receipts will automatically convert into the right to receive a cash payment and we will be obligated to pay Mr. McEwen an amount equal to the product of (i) the closing price of our common stock on the NYSE as of the last trading day prior to the date of the annual meeting, and (ii) the number of subscription receipts held by Mr. McEwen (the “Cash Consideration”). We expect the cash payment would be approximately $    based on the closing price of our common stock on April 10, 2017.

If this proposal is approved, the issuance of our common stock to Mr. McEwen will result in additional dilution to our shareholders.  If this proposal is not approved, we will be required to pay Mr. McEwen the Cash Consideration.  In that event, our liquidity will be decreased by the amount of the Cash Consideration.

Vote Required

Under the NYSE Rules, the vote required to approve the proposal to issue the McEwen Shares to Mr. McEwen is the affirmative vote of the holders of a majority of the votes cast at the meeting.   Because under the rules of the NYSE, abstentions are considered “votes cast” for purposes of determining whether a majority of votes cast are in favor of the proposal, abstentions are counted as votes against the proposal. In an effort to enhance the fairness of the transaction to our shareholders, we agreed in the Arrangement Agreement that the vote required to approve this proposal would include the affirmative vote of a majority of the votes cast by the disinterested shareholders of our company, meaning a majority of the votes cast by shareholders other than Mr. McEwen and his affiliates.  Both of these voting standards must be met for this proposal to be approved.

The Board of Directors unanimously recommends a vote FOR the issuance of the McEwen Shares to Mr. McEwen, and proxies received by the Board of Directors will be so voted in the absence of instructions to the contrary.

PROPOSAL FOR RATIFICATION OF AUDITORS

(Proposal 3 on Proxy Card)

Our Audit Committee has appointed the firm Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the year ended December 31, 2017, and our Board of Directors has ratified such appointment. The Board has directed that management submit the appointment of EY as our independent registered public accounting firm for ratification by our shareholders at the annual meeting.

Ratification of the appointment of EY as our independent registered public accounting firm is not required by our shareholders under our bylaws or otherwise. However, the Board is submitting this appointment to the shareholders for ratification as a matter of good corporate practice. In the event our shareholders fail to ratify the appointment of EY, the Audit Committee will not be required to replace EY as our independent registered public accounting firm. In the event of such a failure, the Audit Committee and the Board will reconsider whether or not to retain that firm for future service. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time if it believes that such a change would be in our and our shareholders’ best interest.

Neither EY, any of its members nor any of its associates, to the best of our knowledge, has any financial interest in our business or affairs, direct or indirect, or any relationship with us other than in connection with its duties as independent accountants.  Representatives of EY are expected to be present at the annual meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Change in Auditors

As previously disclosed in our Current Report on Form 8-K filed with the SEC on December 3, 2015, and as amended on April 12, 2016, on November 27, 2015, our Board of Directors upon the recommendation of the Audit Committee, approved the engagement of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and proposed to dismiss KPMG LLP, which had served as our independent registered public accounting firm in connection with the audit of our financial statements as of and for the year ended December 31, 2015. On April 6, 2016, the Audit Committee executed the formal engagement of EY and dismissed KPMG.

The audit reports of KPMG on our consolidated financial statements as of and for the year ended December 31, 2015 did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended December 31, 2015, and the subsequent interim period through April 6, 2016, there were (i) no disagreements between us and KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to its satisfaction would have caused KPMG to make reference in connection with its opinion to the subject matter of the disagreement and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During the year ended December 31, 2015, and the subsequent interim period through April 6, 2016, we did not consult with EY regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided to us by EY that EY concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K, or other reportable event of the types described in Item 304(a)(1)(v) of Regulation S-K.

Vote Necessary to Ratify Proposal 3

The affirmative vote of a majority of the votes cast at the annual meeting at which a quorum is present is required for the ratification of the appointment of the independent registered public accounting firm. The Board of Directors unanimously recommends a vote FOR the ratification of appointment of the independent registered public accounting firm, and proxies received by the Board of Directors will be so voted in the absence of instructions to the contrary.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) and applicable SEC rules, our directors, executive officers, and persons who beneficially own more than ten percent of a registered class of our equity securities, are required to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Executive officers, directors and beneficial owners of greater than ten percent of our common stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports that they file.

To our knowledge, and except as noted in the immediately succeeding sentence, based solely upon a review of the copies of such reports furnished to us and written representations that no other reports were required to be filed during the fiscal year ended December 31, 2016, all filing requirements under Section 16(a) applicable to our officers, directors and beneficial owners of more than ten percent of our common stock were satisfied timely. However, Michele L. Ashby did not timely file one Form 4 during the year ended December 31, 2016, disclosing the acquisition of common stock on December 31, 2015.

CORPORATE GOVERNANCE

Communications to the Board of Directors

Our Board of Directors maintains a policy of reviewing and considering communications from our shareholders and other interested parties. Any interested party who desires to contact the Board of Directors may do so by fax, telephone, or regular mail addressed to the Board of Directors, c/o Carmen Diges, General Counsel, 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9, telephone (647) 258-0395, ext. 130, facsimile (647) 258-0408. Such communications can be sent to the Board by mail in a sealed envelope addressed to an individual director, the non-management directors or the full Board. The General Counsel will deliver the envelope unopened (1) if addressed to a director, to the director, (2) if addressed to the Board, to the Chairman of the Board who will report thereon to the Board, or (3) if addressed to the non-management directors, to the Chair of the Audit Committee who will report thereon to the non-management directors. Shareholders can also send electronic communications to the Board via e-mail to directors@mcewenmining.com. The General Counsel will forward the communication to the intended recipient.

Our directors periodically review communications from shareholders and other interested parties and determine, in their discretion, whether the communication addresses a matter that is appropriate for consideration by the Board. While we do not have a formal policy regarding attendance at annual meetings, directors are encouraged to attend the annual meeting of shareholders and receive communications directly from shareholders at that time. Messrs. McEwen, Ambrose, Brissenden, Fauquier and Stein; Ms. Ashby; and Drs. Baker and Quick all attended our 2016 annual meeting.

Board Leadership Structure and Risk Oversight

The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based on the status and direction of the Company and the membership of the Board. The Board has determined that at present, having the Company’s Chief Executive Officer serve as Chair is in the best interest of the Company’s shareholders. This structure makes the best use of Mr. McEwen’s extensive knowledge of the Company and the mining industry, as well as fostering greater communication between the Company’s management and the Board.

The Chair of the Audit Committee serves as the presiding director for any meeting of the non-management or independent members of our Board of Directors. See our website at www.mcewenmining.com/management for additional information about our corporate governance.

Companies face a variety of risks, including financial reporting, legal, credit, liquidity, reputational and operational risk. The Board believes an effective risk management system will (1) timely identify the material risks that the Company faces, (2) communicate necessary information with respect to material risks to senior executives and, as appropriate, to the Board or relevant Board Committee and prepare accordingly, (3) implement appropriate and responsive risk management strategies consistent with Company’s risk profile, and (4) integrate risk management into Company decision-making.

The Board as a whole oversees risk management after receiving briefings provided by management and advisors as well as its own analysis and conclusions regarding the adequacy of the Company’s risk management processes.

Board Committees and Meetings

Our Board of Directors maintains a standing (i) Audit, (ii) Compensation, (iii) Nominating & Corporate Governance, and (iv) Environmental, Health & Safety Committee. During the year ended December 31, 2016, the Board of Directors met 11 times, including [•] non-executive session, and took action by consent in lieu of a meeting on [•] other occasions. No director who served as such in 2016 attended less than 75% of the meetings held during 2016, including committee meetings of which the director was a member.

Audit Committee

Our Audit Committee, among other things, appoints and oversees the independent registered accounting firm that audits our financial statements and assists the Board with oversight of the integrity of our financial statements. The Audit Committee is responsible for reviewing the proposed scope, content and results of the audit performed by the auditors and any reports and recommendations made by them. The committee also oversees our financial reporting process, and is responsible for drafting an annual report to be included in our proxy statement. All of the members of the Audit Committee are independent as defined under the NYSE Rules and Rule 10A-3 of the Exchange Act. The Audit Committee met three times during the last fiscal year. The written charter for the Audit Committee is available on our website at http://www.mcewenmining.com.

Our Board of Directors has determined that Mr. Richard Brissenden, Chair of the Audit Committee, qualifies as an Audit Committee financial expert in that he has (i) an understanding of generally accepted accounting principles and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present a breadth and level of complexity of issues that can reasonably be expected to be raised by our financial statements, or experience actively supervising one or more persons engaged in such activities; (iv) an understanding of internal controls over financial reporting; and (v) an understanding of audit committee functions. Mr. Brissenden acquired these attributes through experience in analyzing financial statements as a member of management of numerous other public companies; through his experience as a director and audit committee member for other public companies; and, through his formal education, including qualification as a Chartered Professional Accountant in the Province of Ontario, Canada and a graduate of the Director’s Education Program of the Institute of Corporate Directors with an ICD.D designation.

Audit Committee Report.  The Audit Committee of the Board of Directors is pleased to present this Audit Committee Report:

We have reviewed and discussed the audited consolidated financial statements of McEwen Mining Inc. for the year ended December 31, 2016 with management and have reviewed related written disclosures of Ernst & Young LLP (“EY”), our independent accountants for 2016, of the matters required to be discussed by SAS 114 (Codification of Statements on Auditing Standards, AU Section 380), as amended, with respect to those statements. We have reviewed the written disclosures and the letter from EY required by regulatory and professional standards and have discussed with EY its independence in connection with its audit of our most recent financial statements. Based on this review and these discussions, we recommended to the Board of Directors that the financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2016.

We have also reviewed the various fees that we paid or accrued to EY during 2016 for services they rendered in connection with our annual audits and quarterly reviews, as well as for any other non-audit services they rendered.

The following table sets forth fees paid to (i) EY for the year ended December 31, 2016, and (ii) our prior independent registered public accounting firm, KPMG LLP, for the year ended December 31, 2015. As reported on our Current Report on Form 8-K filed with the SEC on December 3, 2015, and as amended on April 12, 2016, on November 27, 2015, our Board of Directors upon the recommendation of the Audit Committee, approved the engagement of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2016, and proposed to dismiss KPMG LLP. On April 6, 2016, the Audit Committee executed the formal engagement of EY and dismissed KPMG LLP.

	2016	2015
Audit Fees	$325,537	$434,732
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$325,537	$434,732

It is the policy of the Audit Committee to engage the independent registered public accounting firm selected to conduct the financial audit for our company and to confirm, prior to such engagement, that such independent registered public accounting firm is independent of the Company. Also in keeping with its policy, all services of the independent registered public accounting firm reflected above were pre-approved by the Audit Committee.

Richard Brissenden (Chair and member)

Leanne Baker (member)

Michael Stein (member)

Compensation Committee

The Compensation Committee is responsible for reviewing and approving the compensation of our executive officers and directors and our general compensation, benefits and perquisites policies and practices, including, without limitation, our incentive-compensation plans and equity-based compensation plans (in circumstances in which equity-based compensation plans are not subject to shareholder approval, such plans shall be subject to Compensation Committee approval). The Committee is also responsible for reviewing and approving the goals and objectives relevant to the compensation of our Chief Executive Officer and reviewing and making recommendations to the Board with regard to the compensation of our directors. The Compensation Committee may delegate to our Chief Executive Officer the responsibility for reviewing the compensation of our named executive officers other than the Chief Executive Officer. However, any recommendations by the Chief Executive Officer are submitted to, reviewed and approved by, the Compensation Committee.

The Compensation Committee is comprised of Ms. Michele Ashby, who serves as Chair, and Messrs. Allen Ambrose and Gregory Fauquier. All of the directors presently serving on the Compensation Committee are independent as defined in the NYSE Rules. The committee met seven times during 2016. A current copy of the Compensation Committee Charter is available on our website at http://www.mcewenmining.com. The charter is reviewed annually and updated as necessary or appropriate.

Compensation Committee Report.  The Compensation Committee is pleased to present the following Compensation Committee report:

We have reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement. Based upon review of the discussions herein, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted,

Michele Ashby (Chair and member)

Allen Ambrose (member)

Gregory Fauquier (member)

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee served as an officer or employee of McEwen Mining during 2016 or was formerly an officer or employee of McEwen Mining or had any relationship requiring disclosure under the related party transaction rules promulgated by the SEC. We are not aware that any relationships existed during 2016 where any of our executive officers served as a member of the compensation committee of another entity whose executive officers served on our Board of Directors or Compensation Committee or where any of our executive officers served as a director of another entity whose executive officers served on our Compensation Committee.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee, comprised of Dr. Leanne Baker and Mr. Allen Ambrose, is responsible for periodically reviewing the size and composition of the Board and its committee structure, identifying individuals that it believes are qualified to become members of the Board based on criteria approved by the Board, recommending to the Board nominees to the Board for the next annual meeting of shareholders, overseeing new director orientation and training and recommending and reviewing the corporate governance principles applicable to our directors, officers and employees. All of the directors presently serving on the Committee are independent as defined in the NYSE Rules. The committee met three times during the last fiscal year.

A current copy of the Nominating & Corporate Governance Committee Charter is available on our website at http://www.mcewenmining.com. The charter is reviewed annually and updated as necessary or appropriate.

The Nominating & Corporate Governance Committee will consider director candidates nominated by shareholders in accordance with our Bylaws and will apply the same criteria to shareholder recommendations as it does to other nominees considered by the Committee. A shareholder who wishes to recommend a prospective director nominee should send a letter directed to the Nominating & Corporate Governance Committee, c/o Carmen Diges, General Counsel, 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9. Such letter must be signed and dated and submitted to us by the date mentioned in this proxy statement under the heading PROPOSALS OF SHAREHOLDERS FOR PRESENTATION AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS. The following information must be included in or attached to the letter:

•                  name and address of the shareholder making the recommendation;

•                  proof that the shareholder was the shareholder of record, and/or beneficial owner of common stock as of the date of the letter;

•                  the name, address, resume of the recommended nominee and other information described in our Bylaws relating to the nominee, including all relationships which would be required in a proxy statement for which proxies are solicited; and

•                  the written consent of the recommended nominee to serve as a director if so nominated and elected.

Specific minimum qualifications for directors and director nominees which the Committee believes must be met in order to be so considered include management experience, exemplary personal integrity and reputation, sound judgment, and sufficient time to devote to the discharge of his or her duties.

If vacancies are anticipated or otherwise arise, the Nominating & Corporate Governance Committee considers candidates for director suggested by members of the Board, management, shareholders and other parties. The Committee evaluates new nominees based on criteria including, but not limited to, independence, diversity of experience compared to other directors, age, skills, experience, diligence, potential conflicts of interest, time availability, and if warranted, may interview the nominee in person or via the telephone. There are presently no differences in the manner in which the Committee evaluates nominees for director, whether the nominee is recommended by a shareholder or any other party.

Environmental, Health & Safety Committee

The purpose of the Environmental, Health & Safety Committee is to assist the Board of Directors in fulfilling its oversight responsibilities including, but not limited to: establishing and reviewing environmental, health and safety policies; overseeing the management and implementation of systems necessary for compliance with the policies; monitoring the effectiveness of policies, systems and processes; monitoring trends; and, reviewing and monitoring the overall environmental, health and safety performance of McEwen Mining.  The committee met four times during the last fiscal year.

A current copy of the Environmental, Health & Safety Committee Charter is available on our website at http://www.mcewenmining.com. The charter is reviewed annually and updated as necessary or appropriate.

Board Diversity

The Board does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating & Corporate Governance Committee annually reviews the individual skills and experience of the directors, as well as the composition of the Board as a whole, and strives to nominate individuals with a variety of complementary skills so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s businesses. This assessment includes consideration of independence, diversity, age, skills, expertise, time availability, and industry backgrounds in the context of the needs of the Board and the Company. The committee seeks a broad range of perspectives and considers both the personal characteristics (gender, ethnicity, age) and experience (industry, professional, public service) of directors and prospective nominees to the Board.

Other Corporate Governance

We maintain a Code of Business Conduct and Ethics and a set of Corporate Governance Guidelines. The Code of Business Conduct and Ethics is applicable to all directors, officers and employees, and sets forth our policies and procedures with respect to the conduct of our business. Some examples of conduct addressed in our ethics code include conflict of interest situations, anti-corruption, fair dealing with others, confidentiality, and compliance with laws and regulations. The Corporate Governance Guidelines further articulate how we will conduct ourselves through our Board of Directors and the qualifications and expectations for the Board.

A current copy of these documents is available on our website at http://www.mcewenmining.com.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The individuals who served as our principal executive officer and principal financial officer during the year ended December 31, 2016, the individuals who were among our three most highly compensated executive officers serving as such as of the end of 2016 (who are not our principal executive officer and principal financial officer), and up to two individuals who would have been among our three most highly compensated executive officers but for the fact that those individuals were not serving as an executive officer at the end of 2016, are referred to as “named executive officers” throughout this Compensation Discussion and Analysis.

Overview of Compensation Philosophy, Objectives and Policies

Our goal in designing our executive and employee compensation is to achieve three principal objectives. First, the program is intended to be fully competitive so that we may attract, motivate and retain talented executives and key employees. Second, the program is intended to create an alignment of interests between our executives and key employees, on the one hand, and our shareholders, on the other, such that a portion of each executive’s or key employee’s compensation consists of awards of stock options or restricted stock grants. In this manner, if the price of our stock increases over time, our executive officers, key employees and our shareholders will benefit. The compensation program is designed to reward performance that supports our principles of building long-term shareholder value, and may also recognize individual performance from time to time which the Compensation Committee believes contributes to the success of our company. Third, we believe our compensation program should reflect our corporate culture, which includes carefully managing operating expenses, including compensation, and rewarding executives and other employees in the event that McEwen Mining is successful. To promote this culture, our executives receive what we believe to be competitive base salaries and are eligible to receive bonuses in the event their performance merits such bonuses and McEwen Mining is successful in achieving its strategic targets. Executives may also earn significant gains from equity awards in the event of an increase in the price of our common stock. Our corporate culture also emphasizes teamwork, especially among our executive officers. To encourage teamwork, we structure executive compensation (particularly base salary and bonus amounts) at similar levels for similarly-situated members of our executive team. We do not believe our compensation program creates incentives for our employees to engage in risk-taking behavior that would likely have a significant adverse impact on our company.

Our shareholders overwhelmingly approved the compensation of our named executive officers at our 2016 annual meeting.  Also at that meeting, our shareholders agreed to hold the advisory vote on our executive compensation once every three years.  As a result, we have not made any significant changes to our compensation philosophy or policies for 2017 and expect to hold the next advisory vote on our executive compensation at our 2019 annual meeting.

Elements and Mix of Compensation

Our present compensation structure for the named executive officers generally consists of salary and incentive compensation. The incentive component consists of a short-term cash portion and a long-term equity portion. We believe the present structure achieves our compensation objectives.

The compensation of our named executive officers is designed to be competitive so that we may attract and retain talented executives. Discretionary bonus compensation is designed to reward individual performance and recognize achievement of corporate objectives. The long-term equity portion of the compensation of the named executive officers is designed to align the interests of the executives and key employees with our shareholders by encouraging equity ownership through awards of stock options to executive officers and key employees and to motivate our named executive officers and other key employees to contribute to an increase in shareholder value. While equity ownership is highly encouraged, we do not presently have a policy that requires our named executive officers or directors to own shares of our stock.

Determining Executive Compensation

Generally, the Compensation Committee meets in January each year to review and recommend to the Board the level of compensation for the named executive officers and key employees. In establishing our executive compensation, the Compensation Committee consults with our senior management, including our Chief Executive Officer. Our Chief Executive Officer reports to the Committee regarding the individual performance of the other named executive officers. Additionally, the Committee considers recommendations from the named executive officers regarding incentive compensation for key employees who report to that executive officer. The Board prefers to review compensation in January and consider equity grants at that time as it can review the performance of relevant individuals for the prior fiscal year and also because there is limited risk of blackout restrictions in the trading of our common stock from exploration or financial results during this time of year.

Our consideration of base salary for the named executive officers has traditionally been based upon a review of broad-based information obtained from third parties to obtain an understanding of current compensation practices.

With regard to the other named executive officers, our Chief Executive Officer recommends the form and amount of compensation that he deems appropriate for the respective individuals. He believes that the base salary of the named executive officers should be competitive, but not the principal source of compensation, and that the equity incentive portion of the compensation should be the primary source of reward. He believes that the base salary should generally be within the range of perceived peers for comparable positions, but in the lower percentile of those peers, and in line with our status as a relatively smaller metal producer.

The last time the Company engaged a compensation consultant was in 2012 where the Compensation Committee engaged Bill Heck of the Harlon Group as consultant to assist in assessing the relative performance and executive compensation of McEwen Mining to a peer group of companies.

In considering the data provided by the Harlon Group in connection with the 2012 report, the Compensation Committee noted that McEwen Mining’s executive base salaries were generally below the market median (sometimes significantly below) and that McEwen Mining’s overall executive compensation levels were also below the market median. The Compensation Committee, in establishing compensation for 2016, did not target a specific percentile in the range of comparative information for each individual executive or for each component of compensation. Instead, the Compensation Committee structured a total compensation package in view of the comparative information and such other factors specific to the executive, including level of responsibility, prior experience, expectations of future performance and our corporate culture. Other than the data supplied by the Harlon Group described above, the Compensation Committee does not use peer group executive compensation information.

As discussed in more detail below, in 2016, each executive received a mix of compensation comprised of base salary and cash bonuses. The amount of compensation allocated to each element of compensation is determined on a case-by-case basis. We do not have a specific policy for allocating between long-term and currently paid-out compensation, or policies for allocating between cash and non-cash compensation.

Cash bonuses are a form of short-term incentive compensation which may be recommended by the Compensation Committee in its discretion, based on individual and overall company performance. There is no specific bonus plan or policy in place setting forth timing of awards or establishing specific performance objectives. The Compensation Committee, with recommendations from the Chief Executive Officer, determines and recommends the amounts and timing of any bonus awards.

The long-term equity compensation component of our compensation program is comprised of stock option awards and makes up a significant part of our named executive officers’ compensation package. Under our Amended and Restated Equity Incentive Plan, we are authorized to issue incentive and non-qualified stock options, to make grants of stock and award grants of restricted stock to the officers, directors and key employees of our company, including the named executive officers. Historically, stock option awards were generally subject to a vesting schedule, although there was no formal policy to that effect. Effective January 2010, the Board adopted a policy that requires all stock options awarded be subject to a minimum vesting period of three years beginning one year from the date of grant. The stock options are priced at the closing market price of our common stock on the grant date, which is the date the Board approves the award, unless circumstances such as non-public material information require a later date. The Committee also takes into consideration the potential tax consequences to the recipient and to our company when determining the form of award. Due to our historical status as an exploration stage company with no revenue and more recent status as a smaller producer, and our need to conserve working capital, our compensation structure has been weighted more toward equity compensation and less toward salary and other forms of cash compensation.

Specific Compensation Decisions

During 2016, Robert McEwen, our Chief Executive Officer, was paid a salary of $1.  Prior to 2016, for the entire time he has served as our Chief Executive Officer, he has forgone any salary.  Mr. McEwen has refused any salary to demonstrate his alignment with the interest of the other shareholders of our company.

Our remaining executive officers received base salaries during 2016 in accordance with their respective written employment agreements or as otherwise agreed with our company.  The Compensation Committee believes that these base salaries were appropriate in light of each of those officer’s area of responsibility and level of experience, and was reasonable in the industry based on the information obtained from the Harlon Group and information possessed by members of the committee from experience within our industry.

In December 2016, our Board of Directors approved cash bonuses to the named executive officers other than Mr. McEwen for services rendered during the year. Mr. Elinesky received $37,741, Mr. Ochoa received $75,000, Dr. Nathan Stubina received $15,666 and Mr. Brown received $30,000. The amount of these bonuses was determined based on the recommendation of our Chief Executive Officer, taking into account the need to conserve valuable working capital and our philosophy that compensation should be weighted toward equity compensation, balanced against the performance of each named executive officer during the fiscal year.

In connection with its annual review of executive compensation in 2016, no salary changes were made, although certain individuals received increases in base salary incident to promotions in title.

We do not use a formula or set a timeline in determining the amount of equity awards for our named executive officers. Instead, the Compensation Committee exercises its judgment and discretion and considers, among other things, the role and responsibility of the executive, competitive factors, the amount of stock-based equity compensation already held by the executive, the performance of our common stock, the estimated value of the equity awards, non-equity compensation received by the executive, and the total number of shares to be granted to participants during the year. In view of the overwhelming support that we received from the advisory vote on our executive compensation at our 2016 annual meeting, we have not made any material changes to our compensation policies, programs or decisions for 2017.

Additional benefits provided to executive officers and key employees as part of their compensation packages include health, life and disability insurance. To the extent the named executive officers participate in these programs, they do so generally on the same basis as our other employees. Our named executive officers do not receive perquisites and we do not maintain any non-equity incentive plans or deferred compensation plans.

Summary Compensation Table

The following table sets forth the total compensation paid by us during the last three completed fiscal years to our named executive officers, which include the individuals serving as our principal executive officer and principal financial officer at any time during 2016, the individuals who were among our three most highly compensated executive officers serving as such as of the end of 2016 (who are not our principal executive officer and principal financial officer), and up to two individuals who would have been among our three most highly compensated executive officers but for the fact that the individuals were not serving as an executive officer at the end of 2016:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Robert McEwen	2016	1	—	—	—	—	1
Chairman and Chief Executive Officer	2015	—	—	—	—	—	—
	2014	—	—	—	—	—	—
Xavier Ochoa	2016	96,731	75,000	—	735,410	—	907,141
President and Chief Operating Officer(3)	2015	—	—	—	—	—	—
	2014	—	—	—	—	—	—
Andrew Elinesky	2016	132,095	37,741	—	—	1,411	171,247
Senior Vice President and Chief Financial Officer(4)(5)	2015 2014	111,500 122,283	7,050 4,529	— —	49,500 108,750	1,621 1,811	169,670 237.373
Donald Brown	2016	75,692	30,000	—	470,189	—	575,882
Senior Vice President, Projects(6)	2015	—	—	—	—	—	—
	2014	—	—	—	—	—	—
Nathan Stubina	2016	140,514	15,097	—	—	2,706	158,316
Managing Director(4)(7)	2015	178,954	15,666	—	78,000	2,146	274,766
	2014	147,715	19,928	—	304,500	1,825	473,968
William Faust	2016	225,000	—	—	—	288,077	513,077
Chief Operating Officer(8)	2015	300,000	10,000	—	58,500	—	368,500
	2014	300,000	10,000	—	130,500	—	440,500

(1)                                 Calculated using the Black-Scholes-Merton option pricing model. Please see Note 12 to the consolidated financial statements filed with our annual report on Form 10-K for the year ended December 31, 2016 for a description of certain assumptions made in connection with the valuation of these option awards.

(2)                                 With the exception of amounts paid to Mr. Faust, amounts paid to other named executive officers represent payment or reimbursement for life insurance, health benefits, and travel.

(3)                                 Mr. Ochoa was appointed as Chief Operating Officer effective September 6, 2016 and as President on November 2, 2016.

(4)                                 Messrs. Elinesky and Subina are paid in Canadian dollars. The compensation reflected for them in the Summary Compensation Table has been converted to US dollars using the average exchange rate for the applicable years as published by the Bank of Canada. For 2016, the average exchange rate was $1.00 to C$0.7548; for 2015, the average exchange rate was $1.00 to C$0.7833; and for 2014 it was $1.00 to C$0.9058.

(5)                                 Mr. Elinesky was promoted to Senior Vice President and Chief Financial Officer effective December 15, 2015.

(6)                                 Mr. Brown was appointed as Senior Vice President, Projects effective August 29, 2016.

(7)                                 Dr. Stubina was promoted to Managing Director effective July 15, 2014.

(8)                                 Mr. Faust was terminated as the Company’s Chief Operating Officer effective September 30, 2016. All Other Compensation includes $38,077 paid in lieu of vacation and $250,000 paid or payable as termination pay.

Employment Agreements

The named executive officers received salary as provided by the terms of their respective employment agreements or as otherwise agreed with the Company. None of the named executive officers other than Messrs. Ochoa, Brown and Stubina have written employment agreements with us.

In connection with his appointment as President and Chief Operating Officer and Manager of Operations for our Argentine subsidiary, Mr. Ochoa is entitled to be paid a salary of $300,000 per year and to participate in all employee benefit plans consistent with other senior executives of our company. Mr. Ochoa is also entitled to earn a performance bonus of 50 percent of his salary, or greater in the discretion of the Board of Directors, based on achievement of certain goals related to his company responsibilities. Mr. Ochoa’s employment agreement provides certain severance benefits in the event of a change of control or termination without cause. Additionally, Mr. Ochoa was granted an option to purchase up to 300,000 shares of the Company’s common stock at a price of $4.14 per share on September 6, 2016 (the “Grant Date”). The options expire five years from the Grant Date and vest one-third on each of the first, second, and third anniversaries of the Grant Date, so long as Mr. Ochoa remains an employee of or consultant to us. The options are subject to the terms and conditions of the Amended and Restated McEwen Mining Inc. Equity Incentive Plan (“Plan”).

In connection with his appointment as Senior Vice President, Projects, Mr. Brown will be paid a salary of $240,000 per year and is entitled to participate in all employee benefit plans consistent with other senior executives of our company. Mr. Brown is also entitled to earn a performance bonus of 50 percent of his salary, or greater in the discretion of the Board of Directors, based on achievement of certain goals related to his company responsibilities. Mr. Brown’s employment agreement provides certain severance benefits in the event of change of control or termination without cause. Additionally, Mr. Brown was granted an option to purchase up to 200,000 shares of the Company’s common stock at a price of $3.97 per share, on September 8, 2016 (the “Grant Date”). The options expire five years from the Grant Date and vest one-third on each of the first, second, and third anniversaries of the Grant Date, so long as Mr. Brown remains an employee of or consultant to us. The options are also subject to the terms and conditions of the Plan.

We entered into an employment agreement with Dr. Nathan Stubina on February 18, 2014 concurrent with his election as an officer. Pursuant to the terms of his employment agreement, Dr. Stubina has been retained for a term commencing on March 4, 2014 and until the agreement is terminated in accordance with the provisions thereof. As Managing Director, Dr. Stubina was compensated at the rate of C$180,000 per annum until the departure of the President in July 2014, following which his rate was increased to C$220,000. In December 2015, concurrent with the hiring of a new President, Mr. Stubina’s base salary was reduced to C$180,000 per year. Notwithstanding the provisions of the agreement, Dr. Stubina serves in his position with us at the will of our Board of Directors. If we terminate the agreement without cause, we would be obligated to him for three (3) weeks base compensation for each completed year of service, up to a maximum of twelve (12) weeks.

Grants of Plan Based Awards

The grants of plan based awards under our Equity Incentive Plan to each named executive officer during the year ended December 31, 2016 are as follows:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option Awards	Grant Date Fair Value Of Stock And Option Awards
Name	Grant Date(1)	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	($/sh)	($)(2)
Xavier Ochoa	9/6/2016	—	—	—	—	300,000	—	—	—	4.14	735,410
Donald Brown	9/8/2016	—	—	—	—	200,000	—	—	—	3.97	470,189

(1)                                     All of the options granted in 2016 are subject to a vesting schedule which requires that the named executive remain an employee of or consultant to the Company in order to exercise such options on the respective vesting date. The target amounts shown in the table represent the maximum number that may be earned if the vesting schedule is satisfied.

(2)                                     Calculated using the Black-Scholes-Merton option pricing model. Please see Note 12 to the consolidated financial statements filed with our annual report on Form 10-K for the year ended December 31, 2016 for a description of certain assumptions made in connection with the valuation of these option awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The outstanding equity awards for each of our named executive officers as of December 31, 2016 are as follows:

	Option Awards					Stock Awards
Name(1)	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Xavier Ochoa	—	300,000	—	4.14	9/6/2021	—	—	—	—
Andrew Elinesky	22,000	—	—	2.02	5/7/2018	—	—	—	—
Andrew Elinesky	4,000	—	—	2.51	2/17/2020	—	—	—	—
Andrew Elinesky	10,000	—	—	7.10	3/15/2021	—	—	—	—
Andrew Elinesky	50,000	25,000	—	2.90	8/11/2019	—	—	—	—
Andrew Elinesky	30,000	60,000	—	1.02	11/26/2020	—	—	—	—
Andrew Elinesky	10,000	20,000	—	1.02	12/17/2020	—	—	—	—
Donald Brown	—	200,000	—	3.97	9/8/2021	—	—	—	—
Nathan Stubina	70,000	70,000	—	2.90	8/11/2019	—	—	—	—
Nathan Stubina	66,666	133,334	—	1.02	11/26/2020	—	—	—	—

(1)           All options vest in equal installments over three years beginning on the first anniversary of the grant date.

OPTION EXERCISES AND STOCK VESTED

The following table shows information regarding the exercise of options to purchase our common stock by our named executive officers during the year ended December 31, 2016. The value realized on exercise is calculated by subtracting the aggregate exercise price of the options exercised from the aggregate market value of our common stock on the date of the exercise. No stock awards vested during the year ended December 31, 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andrew Elinesky	90,000	84,600	—	—
Nathan Stubina	70,000	106,400	—	—
William Faust	150,000	166,500	—	—

Director Compensation

In November 2005, we established a compensation program for our non-executive directors, which provides cash payments to those directors in addition to long-term incentive equity awards. In 2016, directors receive fees of $40,000 annually for their service and additional amounts for committee service. The committee service amounts range from $2,000 to $10,000 annually, depending on the type of committee and whether the individual takes on additional responsibility as Chair. The directors may also receive cash bonuses from time to time in circumstances where they serve on special committees or undertake additional activities in addition to their usual duties. The compensation received by our directors for the year ended December 31, 2016 is as follows:

Name(1)	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Incentive Plan Compensation	All Other Compensation	Total
Allen Ambrose	$45,000	—	—	—	—	$45,000
Michele Ashby	$45,000	—	—	—	—	$45,000
Leanne Baker	$42,000	—	—	—	—	$42,000
Richard Brissenden(2)	$50,000	—	—	—	—	$50,000
Greg Fauquier(2)	$45,000	—	—	—	—	$45,000
Donald Quick(2)	$40,000	—	—	—	—	$40,000
Michael Stein(2)	$42,000	—	—	—	—	$42,000

(1)                                 Mr. McEwen is omitted from this table because he did not receive compensation in 2016 for service as a director.

(2)                                 Compensation paid in Canadian dollars. The compensation reflected in the Director Compensation Table has been converted to US dollars using the 2016 average exchange rate of $1.00 to C$0.7548 published by the Bank of Canada.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Procedures and Policies

We consider “related party transactions” to be transactions between our company and (i) a director, officer, director nominee or beneficial owner of greater than five percent of our stock; (ii) the spouse, parents, children, siblings or in-laws of any person named in (i); or (iii) an entity in which one of our directors or officers is also a director or officer or has a material financial interest.

The Audit Committee is vested with the responsibility of evaluating and approving any potential related party transaction, unless a special committee consisting solely of independent directors (as defined in the NYSE Rules) is appointed by the Board of Directors. Policies and procedures for related party transactions are set forth in our Corporate Governance Guidelines and Audit Committee Charter, both of which are available on our website at http://www.mcewenmining.com.

Transactions with Related Parties

Aircraft Charter Arrangement:  Beginning in the second quarter of 2010, an aircraft owned and operated by Lexam L.P. (of which Mr. McEwen is a limited partner and beneficiary) was made available to our company in order to expedite business travel. In his role as Chairman and Chief Executive Officer of McEwen Mining, Mr. McEwen must travel extensively and frequently on short notice.

Mr. McEwen is able to charter the aircraft from Lexam L.P. at a preferential rate. Our independent Board members have approved a policy whereby only the variable expenses of operating this aircraft for business related travel are eligible for reimbursement by us. Where possible, trips also include other company personnel, both executives and non-executives, to maximize efficiency.

For the year ended December 31, 2016, we paid approximately $0.2 million to Lexam L.P. for the use of this aircraft.

Legal Services:  During the year ended December 31, 2016, legal fees of $0.1 million were incurred with REVlaw, a company owned by Carmen Diges, General Counsel of the Company. The services of Ms. Diges as General Counsel are provided by REVlaw.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of April 10, 2017, there were a total of     shares of our common stock outstanding.

The following table describes the beneficial ownership of our voting securities as of April 10, 2017, by: (i) each of our named executive officers and directors; (ii) all of our executive officers (whether or not named executive officers) and directors as a group; and (iii) each shareholder known to us to own beneficially more than 5% of our common stock. For purposes of providing the calculations below, we have assumed that the total number of shares of our common stock outstanding is    . In calculating the percentage ownership for each shareholder, we assumed that any options owned by an individual and exercisable within 60 days are exercised, but not the options owned by any other individual. Unless otherwise stated, all ownership is direct and the address of each individual or entity is the address of our executive office, 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Footnote Reference	Percentage
Robert McEwen** (includes shares held by 2190303 Ontario Inc.)	75,791,721	(1)(2)	[•]	%
2190303 Ontario Inc.	75,791,721	(2)	[•]	%
Allen Ambrose**	531,904	(1)(3)	*
Michele Ashby**	227,500	(1)(4)	*
Leanne Baker**	245,500	(1)(5)	*
Richard Brissenden**	95,000	(1)(6)	*
Gregory Fauquier**	103,666	(1)(7)	*
Donald Quick**	200,000	(1)(8)	*
Michael Stein**	544,870	(1)(9)	*
Xavier Ochoa	—	(1)	*
Andrew Elinesky	131,000	(1)(10)	*
Nathan Stubina	163,666	(1)(11)	*
Simon Quick	121,000	(1)(12)	*
Andrew Iaboni	99,658	(1)(13)
Carmen Diges	10,000	(1)(14)
All officers and directors as a group	78,265,485	(3) through (14)	[•]	%
Van Eck Associates Corporation 666 Third Ave., 9th Floor New York, NY 10017	43,698,808	(15)	[•]	%

*                                         Less than one percent.

**                                  All directors can be reached at our corporate office address of 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9.

(1)                                 Officer or Director.

(2)                                 Robert R. McEwen, our Chief Executive Officer and Chairman of the Board, owns 100% of the outstanding common stock of 2190303 Ontario Inc. Because Mr. McEwen exercises voting and investment power over the securities held by 2190303 Ontario Inc., these same shares are also included in Mr. McEwen’s individual share ownership in the table. The number of shares beneficially owned by Mr. McEwen excludes any shares to be issued in connection with the acquisition of Lexam VG Gold.

(3)                                 Includes 100,000 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement.

(4)                                 Includes 170,000 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement.

(5)                                 Includes 200,000 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement.

(6)                                 Includes 75,000 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement.

(7)                                 Includes 91,666 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement.

(8)                                 Includes 100,000 shares underlying stock options which are exercisable within 60 days of the date of this proxy statement.

(9)                                 Includes 100,000 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement.

(10)                          Includes 126,000 shares underlying stock options which are exercisable within 60 days of this proxy statement.

(11)                          Includes 136,666 shares underlying stock options, which are exercisable within 60 days of the date of this proxy statement.

(12)                          Includes 121,000 shares underlying stock options which are exercisable within 60 days of this proxy statement.

(13)                          Includes 95,000 shares underlying stock options which are exercisable within 60 days of this proxy statement.

(14)                          Includes 10,000 shares underlying stock options which are exercisable within 60 days of this proxy statement.

(16)                          As reported on Schedule 13G/A as filed on February 13, 2017. As of December 31, 2016, Van Eck Associates Corporation had sole power to vote and dispose of the above listed shares.

Changes in Control

We know of no arrangement or events, including the pledge by any person of our securities, which may result in a change in control of our company.

PROPOSALS OF SHAREHOLDERS FOR PRESENTATION
 AT THE NEXT ANNUAL MEETING OF SHAREHOLDERS

We anticipate that the next annual meeting of shareholders will be held in May 2018. Any shareholder who desires to submit a proper proposal for inclusion in the proxy materials related to the next annual meeting of shareholders must do so in writing in accordance with our Bylaws and Rule 14a-8 of the Exchange Act, and it must be received at our principal executive offices no later than December    , 2017 in order to be considered for inclusion in the proxy statement for the 2018 annual meeting of shareholders. Shareholders who intend to present a proposal at the 2018 annual meeting of shareholders without including such proposal in the 2018 proxy statement must provide us with a notice of such proposal no sooner than January    , 2018 and no later than February    , 2018. For proposals sought to be included in our proxy statement, the proponent must be a record or beneficial owner entitled to vote on such proposal at the next annual meeting and must continue to own such security entitling such right to vote through the date on which the meeting is held.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

As a reporting company, we are subject to the informational requirements of the Exchange Act and accordingly file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and other information with the SEC. The public may read and copy any materials filed with the SEC at their Public Reference Room at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. As an electronic filer, our public filings are maintained on the SEC’s Internet site that contains reports, proxy statements, and other information regarding issuers that file electronically with the SEC. The address of that website is http://www.sec.gov.

Our common stock is listed on the NYSE and the TSX under the symbol “MUX.”

ANNUAL REPORT ON FORM 10-K

A copy of our Annual Report to the SEC on Form 10-K for the year ended December 31, 2016, including financial statements and schedules, and copies of any of the exhibits referenced therein, are available to shareholders without charge upon written request to Andrew Iaboni, Vice President, Finance, at 150 King Street West, Suite 2800, Toronto, Ontario, Canada M5H 1J9.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the annual meeting of shareholders. If other matters properly come before the meeting, the persons named in the accompanying form of proxy intend to vote on such other matters in accordance with their best judgment.

By Order of the Board of Directors

DATE: April , 2017	ROBERT R. MCEWEN
Chairman and Chief Executive Officer

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on May 25, 2017. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/MUX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, AND “FOR” PROPOSALS 2 AND 3. + 1. ELECTION OF DIRECTORS: 01 - ROBERT R. MCEWEN 05 - RICHARD W. BRISSENDEN 09 - ROBIN DUNBAR 02 - ALLEN V. AMBROSE 06 - GREGORY P. FAUQUIER 03 - MICHELE L. ASHBY 07 - DONALD R.M. QUICK 04 - LEANNE M. BAKER 08 - MICHAEL L. STEIN Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 02 03 04 05 06 070809 For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. ForAgainst Abstain 2. APPROVAL OF ISSUANCE OF ADDITIONAL MCEWEN MINING SHARES TO MR. ROBERT MCEWEN IN CONNECTION WITH PROPOSED ACQUISITION OF LEXAM VG GOLD INC. ForAgainst Abstain 3. TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017. 4. OTHER BUSINESS TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. MMMMMMMC 1234567890 IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X3 2 7 6 9 7 1 02KJ3B MMMMMMMMM A Annual Meeting Proxy Card1234 5678 9012 345 X IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — McEwen Mining Inc. + THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, having duly received the Notice of Annual Meeting and the proxy statement dated April 10, 2017, hereby revokes any and all proxies previously granted and appoints Robert R. McEwen and Carmen L. Diges or either of them, as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated herein, all shares of common stock of McEwen Mining Inc. held of record by the undersigned on April 10, 2017, at the Annual Meeting of Shareholders to be held on May 25, 2017 at The TMX Broadcast Centre Gallery, The Exchange Tower, 130 King Street West, Toronto, Ontario, Canada MSX 152 at 4:00 p.m. Eastern Time, and at any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed on the proxy by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED DIRECTORS, FOR THE ISSUANCE OF SHARES TO MR. MCEWEN, AND FOR THE RATIFICATION OF THE INDEPENDENT ACCOUNTANTS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE OR IF YOU ARE ELIGIBLE FOR AND PREFER INTERNET OR TELEPHONE VOTING, PLEASE RETURN YOUR PROXY BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OF THIS CARD. Non-Voting Items Change of Address — Please print new address below. Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, guardian, executor, administrator or trustee, please give full title as such. If a corporation, please sign in the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below B

MMMMMMMMMMMM . Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR, AND “FOR” PROPOSALS 2 AND 3. + 1. ELECTION OF DIRECTORS: 01 - ROBERT R. MCEWEN 05 - RICHARD W. BRISSENDEN 09 - ROBIN DUNBAR 02 - ALLEN V. AMBROSE 06 - GREGORY P. FAUQUIER 03 - MICHELE L. ASHBY 07 - DONALD R.M. QUICK 04 - LEANNE M. BAKER 08 - MICHAEL L. STEIN Mark here to vote FOR all nominees Mark here to WITHHOLD vote from all nominees 01 02 03 04 05 06 070809 For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right. ForAgainst Abstain 2. APPROVAL OF ISSUANCE OF ADDITIONAL MCEWEN MINING SHARES TO MR. ROBERT MCEWEN IN CONNECTION WITH PROPOSED ACQUISITION OF LEXAM VG GOLD INC. ForAgainst Abstain 3. TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2017. 4. OTHER BUSINESS TO TRANSACT SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD. + 1 U P X 3 2 7 6 9 7 2 02KJ4B MMMMMMMMM A Annual Meeting Proxy Card X IMPORTANT ANNUAL MEETING INFORMATION

. q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — McEwen Mining Inc. + THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned, having duly received the Notice of Annual Meeting and the proxy statement dated April 10, 2017, hereby revokes any and all proxies previously granted and appoints Robert R. McEwen and Carmen L. Diges or either of them, as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated herein, all shares of common stock of McEwen Mining Inc. held of record by the undersigned on April 10, 2017, at the Annual Meeting of Shareholders to be held on May 25, 2017 at The TMX Broadcast Centre Gallery, The Exchange Tower, 130 King Street West, Toronto, Ontario, Canada MSX 152 at 4:00 p.m. Eastern Time, and at any adjournment thereof. This proxy, when properly executed, will be voted in the manner directed on the proxy by the undersigned shareholder. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE LISTED DIRECTORS, FOR THE ISSUANCE OF SHARES TO MR. MCEWEN, AND FOR THE RATIFICATION OF THE INDEPENDENT ACCOUNTANTS. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED RETURN ENVELOPE OR IF YOU ARE ELIGIBLE FOR AND PREFER INTERNET OR TELEPHONE VOTING, PLEASE RETURN YOUR PROXY BY FOLLOWING THE INSTRUCTIONS ON THE REVERSE SIDE OF THIS CARD. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as your name appears on this card. When shares are held by joint tenants, both should sign. If signing as attorney, guardian, executor, administrator or trustee, please give full title as such. If a corporation, please sign in the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A AND B ON BOTH SIDES OF THIS CARD. B